FORM 4 / A

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

   Tozer, Jr.                        W.                        James

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       (Last)                      (First)                    (Middle)

     1112 Park Avenue

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                                  (Street)

   New York                        NY                           10128
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    LendingTree, Inc.   "TREE"
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

    June 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (xx) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
     ---------------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (XX) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
   (i)  Common Stock, par value $0.01 per share
   (ii)  Common Stock, par value $0.01 per share (1)

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2.  Transaction Date (Month/Day/Year)

         (ii) March 13, 2000

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3.  Transaction Code (Instr. 8)

         (ii) P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

         (ii) 3,000  (A)   $13.75 / share
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
    (i) 579,903
   (ii) 4,000

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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
    (i) D
   (ii) I

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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
   (i) N/A
   (ii) By Spouse

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
   (i)  Warrant(1)
   (ii) Option(2)

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2.  Conversion or Exercise Price of Derivative Security
   (i)  $7.87
   (ii) $7.75

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3.  Transaction Date (Month/Day/Year)
   (ii) 6/20/2000
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4.  Transaction Code (Instr. 8)
   (ii) A

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
   (ii) (A) 5,000

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

   (i)  5/25/99                     5/25/04
   (ii) 6/20/02                     6/20/10

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        Date Exerciseable  Expiration Date

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
   (i)  Common Stock                2,540
   (ii) Common Stock                5,000

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        Title                    Amount
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8.  Price of Derivative Securities (Instr. 5)

      (ii) Compensation for services rendered as a director.
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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
   (i)  2,540
   (ii) 5,000
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)
   (i)  I
   (ii) D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
   (i)  By Spouse
   (ii) N/A
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EXPLANATION OF RESPONSES:

(1) Disclaims beneficial ownership of the securities.
(2) Vests after two years.

       /s/ W. James Tozer, Jr.                        July 11, 2000
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   **  SIGNATURE OF REPORTING PERSON                     DATE

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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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